                                                                   Exhibit 99(a)

                            AMENDMENT AGREEMENT NO. 5
                               TO CREDIT AGREEMENT

         THIS AMENDMENT AGREEMENT is made and entered into as of this 30th day of August, 1999, by and among WALTER INDUSTRIES, INC., a Delaware corporation (herein called the "Borrower"), BANK OF AMERICA, N.A., d/b/a NationsBank, National Association, successor by merger of NationsBank, National Association (the "Agent"), as Agent for the lenders (the "Lenders") party to the Credit Agreement dated October 15, 1997, as amended by Amendment Agreement No. 1 dated November 20, 1997, Amendment No. 2 dated January 28, 1998, Amendment No. 3 dated July 9, 1998 and Amendment No. 4 dated November 30, 1998 among such Lenders, Borrower and the Agent (the "Agreement").

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Agent and the Lenders have entered into the Agreement pursuant to which the Lenders have agreed to make term loans and revolving loans to the Borrower in the aggregate principal amount of up to $800,000,000 as evidenced by the Notes (as defined in the Agreement) and to issue Letters of Credit for the benefit of the Borrower; and

         WHEREAS, as a condition to the making of the loans pursuant to the Agreement the Lenders have required that all Restricted Subsidiaries (other than inactive Subsidiaries) of the Borrower guarantee payment of all Obligations of the Borrower arising under the Agreement; and

         WHEREAS, the Borrower has requested that the Agreement be further amended and the Agent and the Lenders, subject to the terms and conditions hereof, are willing to make such amendment, as provided herein;

         NOW, THEREFORE, the Borrower, the Agent and the Lenders do hereby agree as follows:

         1. DEFINITIONS. The term "Agreement" as used herein and in the Loan Documents (as defined in the Agreement) shall mean the Agreement as hereinafter amended and modified. Unless the context otherwise requires, all terms used herein without definition shall have the definition provided therefor in the Agreement.

         2. AMENDMENT. The Agreement is amended, effective as of August 31, 1999, as follows:

                  (a) The table contained in the definition of "Applicable Margin" in SECTION 1.1 is hereby amended in its entirety so that as amended it shall read as follows:

                                                                                 Applicable Margin
                                             Consolidated                         for Eurodollar
                     "Tier                   Leverage Ratio                          Rate Loans
                     ------------------------------------------------------------------------------
                       1            Equal to or Greater than 4.25 to 1.00               2.25%

                       2            Less than 4.25 to 1.00 and Equal to                 1.75%
                                    or Greater than 3.75 to 1.00

                       3            Less than 3.75 to 1.00 and Equal to                1.375%
                                    or Greater than 3.25 to 1.00

                       4            Less than 3.25 to 1.00 and Equal to                1.125%
                                    or Greater than 2.75 to 1.00

                       5            Less than 2.75 to 1.00 and Equal to                  .75%
                                    or Greater than 2.25 to 1.00

                       6            Less than 2.25 to 1.00                              .625%"

                  (b) The table contained in the definition of "Applicable Unused Fee" in SECTION 1.1 is hereby amended in its entirety so that as amended it shall read as follows:

                                                                                 Applicable Margin
                                             Consolidated                         for Eurodollar
                     "Tier                   Leverage Ratio                          Rate Loans
                     ------------------------------------------------------------------------------
                       1            Equal to or Greater than 4.25 to 1.00                .40%

                       2            Less than 4.25 to 1.00 and Equal to                  .35%
                                    or Greater than 3.75 to 1.00

                       3            Less than 3.75 to 1.00 and Equal to                  .30%
                                    or Greater than 3.25 to 1.00

                       4            Less than 3.25 to 1.00 and Equal to                  .25%
                                    or Greater than 2.75 to 1.00

                       5            Less than 2.75 to 1.00 and Equal to                  .25%
                                    or Greater than 2.25 to 1.00

                       6            Less than 2.25 to 1.00                               .20%"

                  (c) The definition of "Consolidated EBITDA" in SECTION 1.1 is hereby amended by (i) deleting the period at the end thereof and inserting in lieu thereof a semi-colon, and (ii) adding the further proviso at the end thereof:

                  "PROVIDED, FURTHER, however, upon the occurrence of the Mining Sale, the computation of Consolidated EBITDA for all periods preceding the date of such sale shall exclude the results of operations of the Mining Assets."

                  (d) SECTION 1.1 is hereby amended by deleting the definitions "Consolidated Fixed Charge Coverage Ratio" and "Consolidated Fixed Charges" therefrom and inserting immediately preceding the definition "Consolidated Interest Expense" a new definition "Consolidated Interest Coverage Ratio" which shall read as follows:

                           "CONSOLIDATED INTEREST COVERAGE RATIO" means, with
                  respect to the Borrower and its Restricted Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

                  (e) The following new definitions are hereby added to SECTION
         1.1 in the appropriate alphabetical order:

                           "AMENDMENT NO. 5" means Amendment Agreement No. 5 to
                  Credit Agreement dated August 30, 1999 among the Borrower, the Agent and the Lenders.

                           "CAPITAL EXPENDITURES" means, with respect to Jim
                  Walter Resources, Inc. and its Subsidiaries, if any, on a consolidated basis, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by Jim Walter Resources, Inc. or any of its Subsidiaries during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of Jim Walter Resources, Inc. and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, (A) the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any compliance certificate delivered pursuant to SECTION 9.1(A) or
                  (B), (B) non-cash capitalized depreciation arising in connection with mining operations, and (ii) with respect to any Capital Lease entered into by Jim Walter Resources, Inc. or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in SECTION 9.1(A), and (C) any portion of the purchase price of an Acquisition by Jim Walter Resources, Inc. which is accounted for as a Capital Expenditure, all the foregoing in accordance with GAAP applied on a Consistent Basis.

                           "MINING ASSETS" means the capital stock of Jim Walter
                  Resources, Inc. which includes its direct ownership interest in Black Warrior Methane Corp. and Black Warrior Transmission Corp. and its indirect ownership interest in International

                  Coalbed Methane Group and the assets of Jim Walter Resources, Inc. including its mining assets and its investments described herein and its De-Gas Division.

                           "MINING SALE" means the sale, transfer or disposition
                  of all or a part of the Mining Assets, including by split-up, spin-off or otherwise.

                           "YEAR 2000 COMPLIANT" means all computer applications
                  (including those affected by information received from its suppliers and vendors) that are material to the Borrower=s or any of its Subsidiaries= business and operations, taken as a whole, will on a timely basis be able to perform properly date-sensitive functions involving all dates on and after January 1, 2000.

                           "YEAR 2000 PROBLEM" means the risk that computer
                  applications used by the Borrower or any of its Subsidiaries (including those affected by information received from its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates on and after January 1, 2000.

                  (f) A new SECTION 3.14 is hereby added to the Agreement which Section shall read as follows:

                           "3.14. INTRADAY FUNDING. Without limiting the
                  provisions of SECTION 3.11, unless the Borrower or any Lender has notified the Agent not later than 12:00 Noon of the Business Day before the date any payment (including in the case of Lenders any Advance) to be made by it is due, that it does not intend to remit such payment, the Agent may, in its discretion, assume that Borrower or each Lender, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Agent in the manner required hereunder, then:

                                    (i) if Borrower failed to make such payment,
                           each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at the Federal Funds Effective Rate; and

                                    (ii) if any Lender failed to make such
                           payment, the Agent shall be entitled to recover such corresponding amount forthwith upon the Agent=s demand therefor, the Agent promptly shall notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent in immediately available funds upon receipt of such demand. The Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Effective Rate or (B) from the Borrower, at a rate per annum equal to the interest rate applicable to the Loan which includes such corresponding amount. Until the Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of SECTION
                           3.11. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder."

                  (g) A new SECTION 8.23 is hereby added to ARTICLE VIII which Section shall read as follows:

                           "8.23 YEAR 2000 COMPLIANCE DISCLOSURE. The Borrower
                  and its Subsidiaries have (i) initiated a review and assessment of all areas within its and each of its Subsidiaries= business and operations (including those affected by information received from suppliers and vendors) that could reasonably be expected to be materially and adversely affected by the Year 2000 Problem, (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan substantially in accordance with that timetable. The Borrower reasonably believes that all computer applications (including those affected by information received from its suppliers and vendors) that are material to its or any of its Subsidiaries= business and operations, taken as a whole, will on a timely basis be Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect."

                  (h) A new SECTION 9.23 is hereby added to ARTICLE IX which Section shall read as follows:

                           "9.23 YEAR 2000 COMPLIANCE. The Borrower will
                  promptly notify the Agent and the Lenders in the event the Borrower discovers or determines that any computer application (including those affected by information received from its suppliers and vendors) that is material to its or any of its Subsidiaries= business and operations, taken as a whole, will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect."

                  (i) Subsection (f) of SECTION 9.1 is hereby amended in its entirety so that as amended it shall read as follows:

                           "(f) Following the date of Amendment No. 5, as soon
                  as available and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated business plan for the Borrower and its Subsidiaries, a supplemental consolidated business plan for the Borrower and its Restricted Subsidiaries, in each case prepared by management of the Borrower, substantially similar in form and detail to the business plans prepared prior to the Closing Date and furnished to the Agent, of balance sheets, operations and retained earnings statements and cash flow statements (to include separate forecasts for Consolidated Capital Expenditures and Consolidated EBITDA), on a quarterly basis for such Fiscal Year, and a reasonably detailed explanation of any underlying assumptions with respect thereto; and"

                  (j) SECTION 10.1 is hereby amended in its entirety so that as amended it shall read as follows:

                           "10.1 FINANCIAL COVENANTS.

                           (a) INTEREST COVERAGE RATIO. Cause, suffer or permit
                  the Consolidated Interest Coverage Ratio as at the end of each Four-Quarter Period to be less than 2.50 to 1.00.

                           (b) LEVERAGE. Cause, suffer or permit the
                  Consolidated Leverage Ratio to be greater than 3.75 to 1.00; provided, however, in the event of a Mining Sale during any of the following fiscal quarters, cause, suffer, or permit the Consolidated Leverage Ratio as at the end of the following four quarter periods set forth below following such sale to be greater than the amount set forth opposite each such period:

                                                              Ratio Must
                          Period Ending                       Not Exceed
                          -------------                       ----------
                          November 30, 1999                  4.25 to 1.00
                          February 29, 2000                  4.00 to 1.00
                          May 31, 2000                       4.00 to 1.00
                          August 31, 2000 and thereafter     3.75 to 1.00

                           (c) CAPITAL EXPENDITURES. Permit Jim Walter
                  Resources, Inc. and Subsidiaries of Jim Walter Resources, Inc. to make or become committed to make Capital Expenditures which exceed in the aggregate in any Fiscal Year of Jim Walter Resources, Inc. and its Subsidiaries $35,000,000 (on a cumulative basis, with the effect that amounts not expended in any Fiscal Year may be carried forward to a subsequent period)."

                  (k) SECTION 10.2 is hereby amended by deleting the figure "$10,000,000" appearing therein and inserting in lieu thereof the figure "$25,000,000".

                  (l) Subsection (h) of SECTION 10.3 is hereby amended by deleting the reference to SECTION 10.16(II) appearing therein and inserting in lieu thereof a reference to SECTION 10.16.

                  (m) SECTION 10.5 is hereby amended in order to (i) add to subsection (c) Sloss Industries Corporation as a Subsidiary of Borrower whose capital stock may be sold as provided therein, (ii) delete the word "and" at the end of subsection (g), (iii) delete the period at the end of subsection (h) and insert in lieu thereof a semi-colon and the word "and" and (iv) add a new subsection (i) thereto reading as follows:

                  "(i) the Mining Sale provided that (i) the Net Cash Proceeds of such Mining Sale are applied to the Ratable Reduction of Term Loan Facilities, and (ii) immediately prior to and after giving effect to any such sale, no Default or Event of Default shall exist and be continuing hereunder."

                  (n) SECTION 10.6 is hereby amended by (i) deleting in subsection (k) all words following the word "conducted" and (ii) deleting in subsection (l) the figure "$60,000,000" and inserting in lieu thereof the figure "$100,000,000".

                  (o) SECTION 10.8 is hereby amended by (i) deleting the word "and" at the end of subsection (b); (ii) adding the word "and" at the end of subsection (c); (iii) deleting in its entirety the proviso following subsection (c); and (iv) amending subsection (b) in its entirety so that as amended it shall read as follows and adding a new subsection (d) reading as follows:

                           "(b) Restricted Payments in an aggregate amount not
                  to exceed the sum of (i) $100,000,000, (ii) plus 50% of Consolidated Net Income for each fiscal quarter ending following the date of Amendment No. 5, plus (iii) any increase in Subordinated Payables after the date of Amendment No. 5; PROVIDED, HOWEVER, that there shall be added back to Consolidated Net Income the actual amount of any losses or associated charges, net of any income tax effect, resulting from the Mining Sale;

                                 * * * * * * * *

                           (d) distribution to shareholders of the Borrower of
                  the capital stock of Jim Walter Resources, Inc.; provided such distribution shall be in addition to the Restricted Payments permitted under SECTION 10.8(B)."

                  (p) SECTION 10.14 is hereby amended by deleting the reference to SECTION 10.16(II) appearing therein and inserting in lieu thereof a reference to SECTION 10.16.

         3. SUBSIDIARY CONSENTS. Each Restricted Subsidiary of the Borrower that has delivered a Guaranty to the Agent has joined in the execution of this Amendment Agreement for the purpose of (i) agreeing to the amendment to the Agreement and (ii) confirming its guarantee of payment of all the Obligations.

         4. CONDITIONS. This Amendment Agreement shall become effective upon execution by the Required Lenders and the Borrower delivering to the Agent five
(5) counterparts of this

Amendment Agreement duly executed by the Borrower and consented to by each of the Restricted Subsidiaries.

         5. ENTIRE AGREEMENT. This Amendment Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, conditions, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Amendment Agreement otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any other party to the other. None of the terms or conditions of this Amendment Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

         6. FULL FORCE AND EFFECT OF AGREEMENT. Except as hereby specifically amended, modified or supplemented, the Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.


                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                  BORROWER:

                                  WALTER INDUSTRIES, INC.
WITNESS:

/s/ L. PEAKE                      By: /s/ A. W. HUGE
------------------------              ----------------------------------
                                  Name: Arthur W. Huge
/s/ DEBRA A. GARCIA               Title: Executive Vice President and
------------------------                 Chief Financial Officer

                                   GUARANTORS:

                                AIMCOR ENTERPRISES INTERNATIONAL
                                  INCORPORATED
                                AIMCOR (FAR EAST), INC.
                                APPLIED INDUSTRIAL MATERIALS
                                  CORPORATION
                                BEST INSURORS, INC.
                                BEST INSURORS OF MISSISSIPPI, INC.
                                COAST TO COAST ADVERTISING, INC.
                                DIXIE BUILDING SUPPLIES, INC.
                                HAMER PROPERTIES, INC.
                                HOMES HOLDINGS CORPORATION
                                JEFFERSON WARRIOR RAILROAD
                                  COMPANY, INC.
                                JIM WALTER RESOURCES, INC.
                                JW ALUMINUM COMPANY
                                J.W. WALTER, INC.
                                J.W.I. HOLDINGS CORPORATION
                                LAND HOLDINGS CORPORATION
                                SLOSS INDUSTRIES CORPORATION
                                SOUTHERN PRECISION CORPORATION
                                UNITED LAND CORPORATION
                                UNITED STATES PIPE AND FOUNDRY
                                   COMPANY, INC.
                                VESTAL MANUFACTURING COMPANY
WITNESS:                        WALTER HOME IMPROVEMENT, INC.
                                WALTER LAND COMPANY
/s/ L. PEAKE                    GANS TRANSPORT AGENCIES (USA), INC.
---------------------------


/s/ DEBRA A. GARCIA             By: /s/ A. W. HUGE
---------------------------         -----------------------------------
                                Name: Arthur W. Huge
                                Title:   Executive Vice President and
                                         Chief Financial Officer

                                            JIM WALTER COMPUTER SERVICES, INC.
                                            JIM WALTER HOMES, INC.
WITNESS:                                    NEATHERLIN HOMES, INC.


/s/ JONI WATERS
--------------------------


/s/ R. BEHOFF                               By: /s/ F. A. HULT
--------------------------                      -------------------------------
                                                Name: Frank A. Hult
                                                Title: Vice President


WITNESS:                                    JIM WALTER HOMES OF ASHEVILLE, INC.


/s/ CECELIA COLLINS
--------------------------


/s/ PATTI SCHMID                            By: /s/ RONALD K. ACHILLE
--------------------------                      -------------------------------
                                                Name: Ronald K. Achille
                                                Title: Vice President


                                            DREAM HOMES USA, INC.
                                            DREAM HOMES, INC.
                                            CRESTLINE HOMES, INC.
WITNESS:                                    JWH ACQUISITION CO.


/s/ LINDA NEWCOMB
--------------------------


/s/ SHEILA RAMDIAL                          By: /s/ JOSEPH H. KELLY, JR.
--------------------------                      -------------------------------
                                                Name: Joseph H. Kelly, Jr.
                                                Title: Vice President

                                            BANK OF AMERICA, N.A.,
                                            d/b/a NationsBank, National
                                            Association, as Agent for the
                                            Lenders


                                            By: /s/ RICHARD M. STARKE
                                                -------------------------------
                                            Name: Richard M. Starke
                                            Title: Managing Director


                                            BANK OF AMERICA, N.A.,
                                            d/b/a NationsBank, National
                                            Association, as Lender


                                            By: /s/ RICHARD M. STARKE
                                                -------------------------------
                                            Name: Richard M. Starke
                                            Title: Managing Director